CHARTER COMMUNICATIONS REPORTS
THIRD QUARTER 2003 RESULTS

St. Louis, MO - Charter Communications, Inc. (Nasdaq:CHTR) (along with its subsidiaries, the Company) today reported financial and operating results for the three and nine months ended September 30, 2003.

Operating Highlights

•	Income from operations grew 29% year over year to $117 million in the third quarter, and 12% to $306 million for the nine months ended September 30, 2003.

•	High-speed data revenues increased 59% over last year’s third quarter to $145 million, principally the result of a 54% increase in customers, totaling 519,800 year over year.

•	Net cash flow from operating activities in the third quarter increased 24% year over year to $353 million. Net cash flow from operating activities increased 22% year over year to $638 million for the nine months ended September 30, 2003.

•	Capital expenditures totaled $239 million, a decrease of 57% as compared to the third quarter of 2002. Capital expenditures for the nine months ended September 30, 2003 totaled $503 million, a decrease of 68% year over year.

•	The Company generated $96 million in free cash flow (as defined in the Use of Non-GAAP Financial Metrics of this release) for the first nine months of the year, an improvement in excess of $1.1 billion as compared to the first nine months of 2002.

•	Sequential unit gains were posted in every business segment in the third quarter as a result of an extensive September marketing campaign, which included free periods of service. Sequential quarterly RGU growth was 2% and annual RGU growth was 5% led by advanced-service RGU increases of 19% year over year. Bundled customers increased 11% for the quarter, and 56% year over year. (See the customer statistics table and related footnotes on the attached Addendum for more information.)

•	Monthly revenues per customer relationship grew 7% to $61.46 compared to $57.66 a year ago.

•	Quarterly revenues grew 4% to $1.207 billion, and adjusted EBITDA (as defined in the Use of Non-GAAP Financial Metrics in this news release) increased 5% to $488 million as compared to the third quarter of 2002. Revenues grew 7%, and adjusted EBITDA grew 8% for the nine months ended September 30, 2003 as compared to the prior year.

     “Our third quarter focus was to accelerate our marketing efforts and improve our customer relationships,” said Carl Vogel, President and CEO. “We offered free periods of service for all of our products in September, and introduced new pricing and marketing strategies in many markets. In addition, we have enhanced our high-speed data product by increasing the speeds to 2.0 megabits per second where possible, and worked to improve our service levels for this important product. The introduction of free periods, and increased marketing costs as compared to prior periods, has put some downward pressure on third quarter revenues, net cash flows from operating activities, and free cash flow. However, we believe this strategy will reposition Charter’s services to consumers and build a foundation for potential increases in revenue and free cash flow in the future. We have instituted specific retention programs in the fourth quarter for customers added from these promotional offers which include offering additional incremental services such as video on demand, subscription video on demand and increased speed and broadband content for our high speed data platform.”

     “We continue to implement ways to further improve our operations, including the recently announced divestiture of geographically non-strategic assets, a strategy we announced over a year ago. Our primary long-term focus remains on increasing revenues, net cash flows from operating activities and adjusted EBITDA, by stabilizing our customer base and being disciplined with capital expenditures.”

Third Quarter Results

     For the third quarter of 2003, Charter generated revenues of $1.207 billion, an increase of 4% over last year’s third quarter revenues of $1.166 billion. The increase is due primarily to growth in high-speed data revenues of $54 million or 59%, reflecting 519,800 additional customers since September 2002 including 140,700 in the third quarter. This increase was partially offset by a decline in advertising revenues in the current quarter. For the three months ended September 30, 2002, Charter received $27 million in advertising revenues from vendors representing 2% of quarterly revenue, whereas vendor advertising totaled $3 million in the third quarter of 2003. Video revenues totaled $866 million in the quarter as compared to the prior year’s third quarter revenues of $862 million, whereas commercial revenues increased $11 million or 27% year over year for the quarter.

     Operating costs and expenses totaled $719 million, a 3% increase over the year ago quarter, reflecting increases in programming and service costs. Programming costs increased primarily as a result of price increases, particularly in sports programming, and an increase in the number of channels carried at some system locations. These programming increases were partially offset by decreases in video customers. Service costs increased primarily due to additional activity associated with on-going infrastructure maintenance, and customer service, including activities associated with our promotional program.

     Income from operations totaled $117 million, an increase of $26 million, or 29%, from the $91 million reported in the third quarter a year ago. The current year’s third quarter results include a special charge of $8 million representing severance related costs incurred in connection with the Company’s reorganization plan commenced in December 2002.

     Adjusted EBITDA was $488 million, a 5% increase over adjusted EBITDA of $466 million for the year ago third quarter.

     Net income applicable to common stock was $36 million for the quarter, including a $267 million gain recognized from a $1.9 billion debt exchange transaction completed in September 2003 (see Transactions for detail). Income per common share for the quarter was 12 cents (7 cents on a fully diluted basis). For the third quarter of 2002, Charter reported net loss applicable to common stock, and loss per common share, of $167 million and 57 cents, respectively.

Year to Date Results

     Revenues for the first nine months of 2003 were $3.602 billion, an increase of $225 million, or 7%, over last year’s revenues for the first three quarters of $3.377 billion. This increase is principally the result of increases in the number of high-speed data and digital video customers, as well as video and data price increases, offset somewhat by the decline in analog customers. For the nine months ended September 30, 2003, video revenues increased $54 million or 2%, high-speed data revenues increased $172 million or 74%, and commercial revenues increase $32 million or 27%. These increases were offset by the decline in advertising revenues mentioned above, which totaled $28 million for the nine months ended September 30, 2002, or approximately 1% of total revenues for the comparable 2002 period.

     Operating costs and expenses rose $121 million, or 6%, compared to the nine months ended September 30, 2002, primarily due to increased programming and service costs.

     Income from operations for the nine months ended September 30, 2003 totaled $306 million, an increase of 12% from $273 million reported a year ago.

     Adjusted EBITDA totaled $1.443 billion for the nine months ended September 30, 2003, up $104 million, or 8%, compared to the year ago period. During the first nine months of 2003, $23 million for severance and related charges were recorded in connection with the Company’s reorganization plan commenced in December 2002 as a special charge, partially offset by a $5 million credit related to a settlement with the Internet service provider Excite@Home.

     Net loss applicable to common stock, and loss per common share for the nine months ended September 30, 2003, declined to $184 million and 62 cents, respectively, reflecting a favorable gain from a debt exchange of $267 million on September 23, 2003 (see Transactions). For the first nine months of 2002, Charter reported net loss applicable to common stock and loss per common share of $645 million and $2.19, respectively.

Transactions

     The Company closed on the sale of its Port Orchard, WA system for $91 million on October 1, 2003. The proceeds from the sale were used to pay down bank debt.

     The Company signed a definitive agreement September 3, 2003 with Atlantic Broadband, LLC for the sale of various cable television systems serving approximately 235,000 customers in Florida, Pennsylvania, Maryland, Delaware, New York and West Virginia for approximately $765 million cash. The transaction is expected to close during the first half of 2004, with the proceeds being used to further reduce bank debt.

     On September 23, 2003, Charter and its indirect subsidiary closed on the exchange of an aggregate of $609 million principal amount of Charter’s convertible senior notes, and $1.3 billion principal amount of the senior notes and senior discount notes issued by Charter Communications Holdings, LLC (“Holdings”) from a small number of institutional investors in privately negotiated transactions in exchange for $1.6 billion of 10.25% senior notes due 2010 that were issued by the subsidiary. Through these exchanges, on a consolidated basis, Charter recorded a gain of approximately $267 million.

Liquidity

     Net cash flows from operating activities for the nine months ended September 30, 2003 were $638 million, an increase of 22% from $522 million reported a year ago. Expenditures for property, plant and equipment, including capitalized labor and overhead for the first nine months of the year, totaled $503 million, a decline of approximately 68% of amounts reported for the comparable period in 2002 when capital expenditures totaled $1.588 billion.

     Free cash flow for the nine months ended September 30, 2003 was $96 million, whereas, for the nine months ended September 30, 2002, Charter generated negative cash flow of $1.072 billion. In the third quarter of 2003, negative cash flow totaled $30 million as a result of capital expenditures necessary to satisfy the unit growth experienced in September.

     At September 30, 2003, the Company had $18.5 billion of outstanding indebtedness, and $135 million in cash on hand. Borrowing capacity, as limited by financial covenants within Charter’s credit facilities totaled $735 million at September 30, 2003.

Operating Statistics

     RGUs totaled approximately 10,676,700 at September 30, 2003, an increase of approximately 511,800 units, or 5% from the September 30, 2002 totals. The increase in RGUs was driven by an extensive marketing campaign, including free periods of service, resulting in an increase in high-speed data and digital video customers of 519,800 and 137,100, respectively. These increases were partially offset by a loss of 149,500 analog video customers, or 2% over the past twelve months.

     RGUs increased approximately 213,200 units, or 2%, as compared to the second quarter of 2003. The Company reported sequential net gains of analog and digital video customers of approximately 11,200 and 60,900, respectively, during the third quarter. Third quarter analog video customer gain was .2%, and quarterly digital video customers increased 2%. Charter added approximately 140,700 high-speed data customers, a sequential increase of 10%, during the quarter, bringing the total high-speed data customers served to 1,489,700.

Use of Non-GAAP Financial Metrics

     The Company believes that adjusted EBITDA and free cash flow have traditionally provided additional information useful in analyzing underlying business results, while minimizing the differences in GAAP (Generally Accepted Accounting Principles) financial reporting that result from, among other things, differences in peer company depreciation policies, financial leverage, and tax strategies. Both adjusted EBITDA and free cash flow are measures of our ability to service our debt, fund continued growth, and make additional investments with internally generated funds. Adjusted EBITDA and free cash flow are non-GAAP financial metrics and should be considered in addition to, not as a substitute for, income from operations, net loss, or net cash flows from operating activities reported in accordance with GAAP. In addition, adjusted EBITDA generally correlates to the amount utilized under the Company’s various credit facilities, senior notes, and senior discount notes for its leverage ratio covenants. Adjusted EBITDA, as presented, is reduced for management fees in the amounts of $17 million and $56 million for the three months and nine months ended September 30, 2003 and $15 million and $48 million for the three months and the nine months ended September 30, 2002, which amounts are added back for the purposes of leverage covenants.

     Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization, and option compensation expense. A reconciliation of adjusted EBITDA to income from operations is included in the Addendum. Free cash flow is defined as adjusted EBITDA less purchases of property, plant and equipment, and interest on cash pay obligations. As such, it is unaffected by fluctuations in working capital levels from period to period. It can also be computed as net cash flows from operating activities, less capital expenditures and special charges, adjusted for the change in operating assets and liabilities, net of acquisitions. A reconciliation of free cash flows to net cash flows from operating activities is included in the Addendum as well. Adjusted EBITDA and free cash flow as defined by Charter may not be comparable to similarly titled measures used by other companies.

Conference Call

     The Company will host a Conference Call Monday, November 3, 2003 at 1:00 PM Eastern Time (ET) related to the contents of this release.

     The Conference Call will be webcast live via the Company’s website at www.charter.com. Access the webcast through the “Investor Center” portion of the website, via the “About Us” heading at the top of the page. Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website beginning two hours after its completion.

     Those participating via telephone should dial 888-233-1576. International participants should dial 706-643-3458.

     A replay will be available at 800-642-1687 or 706-645-9291 beginning two hours after completion of the call through midnight November 10, 2003. The passcode for the replay is 3748238.

About Charter Communications

     Charter Communications®, A Wired World Company™, is the nation’s third-largest broadband communications company. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital Cable® brand and high-speed Internet access marketed under the Charter Pipeline® brand. Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks® brand. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

# # #

Contact:
David Andersen
314-543-2213

Cautionary Statement Regarding Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release are set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission, or the SEC, and include, but are not limited to:

•	our ability to sustain and grow revenues and cash flows from operating activities by offering video and data services and to maintain a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

•	our and our subsidiaries’ ability to comply with all covenants in our indentures and their credit facilities and indentures, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross default provisions;

•	our and our subsidiaries’ ability to refinance debt as it becomes due, commencing in 2005;

•	availability of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources;

•	any adverse consequences arising out of our and our subsidiaries’ prior restatement of the financial statements;

•	the results of the pending grand jury investigation by the United States Attorney’s Office for the Eastern District of Missouri, the pending SEC Division of Enforcement investigation and the putative class action and derivative shareholders litigation against us;

•	our ability to achieve free cash flow;

•	our ability to obtain programming at reasonable prices or pass cost increases on to our customers;

•	general business conditions, economic uncertainty or slowdown; and

•	the effects of governmental regulation, including but not limited to local franchise taxing authorities, on our business.

All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no obligation to update any of the forward looking statements after the date of this news release to conform these statements to actual results or to changes in our expectations.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

		(restated)		(restated)
REVENUES:
Video	$866	$862	$2,607	$2,553
High-speed data	145	91	403	231
Advertising sales	64	86	188	216
Commercial	52	41	149	117
Other	80	86	255	260

Total revenues	1,207	1,166	3,602	3,377

COSTS AND EXPENSES:
Programming costs	307	296	934	873
Advertising sales	21	23	65	63
Service	156	138	458	394
General and administrative	204	201	622	595
Marketing	31	42	80	113

Operating costs and expenses	719	700	2,159	2,038

Adjusted EBITDA	488	466	1,443	1,339
Depreciation and amortization	362	374	1,118	1,061
Option compensation expense, net	1	1	1	4
Special charges, net	8	—	18	1

Income from operations	117	91	306	273

OTHER INCOME AND EXPENSES:
Interest expense, net	(387)	(379)	(1,163)	(1,114)
Gain (loss) on derivative instruments and hedging activities, net	31	(76)	35	(106)
Gain on debt exchange, net	267	—	267	—
Other, net	(5)	(3)	(9)	(8)

	(94)	(458)	(870)	(1,228)

Income (loss) before minority interest, income taxes and cumulative effect of accounting change	23	(367)	(564)	(955)
Minority interest	(14)	195	297	507

Income (loss) before income taxes and cumulative effect of accounting change	9	(172)	(267)	(448)
Income tax benefit	28	6	86	12

Income (loss) before cumulative effect of accounting change	37	(166)	(181)	(436)
Cumulative effect of accounting change, net of tax	—	—	—	(206)

Net income (loss)	37	(166)	(181)	(642)
Dividends on preferred stock — redeemable	(1)	(1)	(3)	(3)

Net income (loss) applicable to common stock	$36	$(167)	$(184)	$(645)

EARNINGS (LOSS) PER SHARE:
Basic	$12.00	$(57.00)	$(62.00)	$(219.00)

Diluted	$7.00	$(57.00)	$(62.00)	$(219.00)

Weighted average common shares outstanding, basic	294,566,878	294,454,659	294,503,840	294,434,575

Weighted average common shares outstanding, diluted	637,822,843	294,454,659	294,503,840	294,434,575

NOTE: Certain 2002 amounts have been reclassified to conform with the 2003 presentation.

Addendum to Charter Communications, Inc. Earnings Release
Three and Nine Months Ended September 30, 2003

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	September 30,	December 31,
	2003	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$135	$321
Accounts receivable, net of allowance for doubtful accounts	190	259
Receivables from related party	—	8
Prepaid expenses and other current assets	33	45

Total current assets	358	633

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	7,053	7,679
Franchises, net	13,721	13,727

Total investment in cable properties, net	20,774	21,406

OTHER NONCURRENT ASSETS	319	345

Total assets	$21,451	$22,384

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,216	$1,345

Total current liabilities	1,216	1,345

LONG-TERM DEBT	18,498	18,671
DEFERRED MANAGEMENT FEES — RELATED PARTY	14	14
OTHER LONG-TERM LIABILITIES	1,032	1,212
MINORITY INTEREST	763	1,050
PREFERRED STOCK — REDEEMABLE	55	51
SHAREHOLDERS’ EQUITY (DEFICIT)	(127)	41

Total liabilities and shareholders’ equity (deficit)	$21,451	$22,384

NOTE: Certain 2002 amounts have been reclassified to conform with the 2003 presentation.

Addendum to Charter Communications, Inc. Earnings Release
Three and Nine Months Ended September 30, 2003

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

	Nine Month Ended September 30,

	2003	2002

		(restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(181)	$(642)
Adjustments to reconcile net loss to net cash flows from operating activities:
Minority interest	(297)	(507)
Depreciation and amortization	1,118	1,061
Noncash interest expense	319	291
Loss (gain) on derivative instruments and hedging activities, net	(35)	106
Gain on debt exchange, net	(267)	—
Deferred income taxes	(86)	(12)
Change in accounting principle, net	—	206
Other, net	5	7
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	70	45
Prepaid expenses and other assets	7	7
Accounts payable, accrued expenses and other	(24)	(37)
Receivables from and payables to related party, including deferred management fees	9	(3)

Net cash flows from operating activities	638	522

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(503)	(1,588)
Change in accounts payable and accrued expenses related to capital expenditures	(109)	(89)
Payments for acquisitions, net of cash acquired	—	(139)
Purchases of investments	(8)	(10)
Other, net	(8)	1

Net cash flows from investing activities	(628)	(1,825)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	450	2,440
Repayments of long-term debt	(646)	(1,487)
Proceeds from issuance of debt	29	895
Payments for debt issuance costs	(29)	(40)
Capital contributions	—	1

Net cash flows from financing activities	(196)	1,809

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(186)	506
CASH AND CASH EQUIVALENTS, beginning of period	321	2

CASH AND CASH EQUIVALENTS, end of period	$135	$508

CASH PAID FOR INTEREST	$756	$696

NONCASH TRANSACTIONS:
Issuance of debt by CCH II, LLC	$1,572	$—

Retirement of debt	$1,866	$—

Addendum to Charter Communications, Inc. Earnings Release
Three and Nine Months Ended September 30, 2003

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS

	Approximate as of

	September 30,	June 30,	September 30,
	2003 (a)	2003 (a)	2002 (a)

Customer Summary:
Customer Relationships:
Video customers (b) (c)	6,498,100	6,486,900	6,647,600
Non-video customers (b)	54,800	52,000	50,300

Total customer relationships (d)	6,552,900	6,538,900	6,697,900

Average monthly revenue per customer relationship (e)	$61.46	$61.82	$57.66
Bundled customers (f)	1,434,900	1,297,000	919,600
Revenue Generating Units:
Analog video customers (b) (c)	6,498,100	6,486,900	6,647,600
Digital video customers (g)	2,664,800	2,603,900	2,527,700
High-speed data customers (h) (i)	1,489,700	1,349,000	969,900
Telephony customers (j)	24,100	23,700	19,700

Total revenue generating units (k)	10,676,700	10,463,500	10,164,900

Video Services:
Analog Video:
Estimated homes passed (l)	12,403,400	12,189,400	11,972,600
Analog video customers (b) (c)	6,498,100	6,486,900	6,647,600
Estimated penetration of analog video homes passed (b) (c) (l) (m)	52%	53%	56%
Average monthly analog revenue per analog video customer (n)	$36.66	$36.98	$35.75
Digital Video:
Estimated digital homes passed (l)	12,243,300	11,958,200	11,492,800
Digital video customers (g)	2,664,800	2,603,900	2,527,700
Estimated penetration of digital homes passed (g) (l) (m)	22%	22%	22%
Digital percentage of analog video customers (b) (c) (g) (o)	41%	40%	38%
Digital set-top terminals deployed	3,749,200	3,680,000	3,537,800
Average incremental monthly digital revenue per digital customer (n)	$23.41	$23.47	$23.77
Estimated video on demand homes passed (l)	3,948,700	3,371,900	1,994,700
Non-Video Services:
High-Speed Data Services:
Estimated high-speed data homes passed (l)	10,496,900	10,013,100	8,973,200
Residential high-speed data customers (h) (i)	1,489,700	1,349,000	969,900
Estimated penetration of high-speed data homes passed (h) (i) (l) (m)	14%	13%	11%
Average monthly high-speed data revenue per high-speed data customer (n)	$34.05	$34.59	$33.70
Dial-up customers	10,900	11,700	15,800
Telephony customers (j)	24,100	23,700	19,700

See footnotes to unaudited summary of operating statistics on page 5 of this Addendum

Addendum to Charter Communications, Inc. Earnings Release
Three and Nine Months Ended September 30, 2003

(a) “Customers” include all persons corporate billing records show as receiving service, regardless of their payment status, except for complimentary accounts (such as our employees).

(b) Analog video customers include all customers who purchase video services (including those who also purchase high-theed data and telephony services), but excludes approximately 54,800, 52,000 and 50,300 customer relationships, respectively, who pay for high-speed data service only and who are only counted as high-speed data customers (and therefore are shown as “non-video” customers). This represents a change in our methodology from prior reports through September 30, 2002, in which high-speed data service only customers were included within our analog video customers. We made this change because we determined that most of these customers were unable to receive our most basic level of analog video service because this service was physically secured or blocked, was unavailable in certain areas or the customers were unaware that this service was available to them. However, this year through an ongoing study, we have determined that 13,400 of these high-speed data customers have been receiving or were otherwise upgraded to receive, analog video services. This resulted in 11,100 customers being added to the June 30, analog video customers and an additional 2,300 being added to the September 30, 2003 analog video customers. Additionally, 135,200 of our analog video customers have been added during this quarter pursuant to promotional programs, which include the initial two months of service for free. There is no assurance that they will remain as customers once the period of free service expires.

(c) Included within video customers are commercial and multi-dwelling structures which are calculated on an equivalent bulk unit (“EBU”) basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied year over year. As we increase our effective analog prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers. Our policy is not to count complimentary accounts (such as our employees) as customers.

(d) Customer relationships include the number of customers that receive at least one level of service encompassing video and data services, without regard to which service(s) such customers purchase. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA) that have been adopted by eleven publicly traded cable operators (including Charter) as an industry standard.

(e) Average monthly revenue per customer relationship is calculated as total quarterly revenue divided by three divided by average customer relationships during the respective quarter.

(f) Bundled customers include customers subscribing to Charter’s video service and data service. Bundled customers do not include customers who only subscribe to video service.

(g) Digital video customers include all households that have one or more digital set-top terminals. Included in digital video customers at September 30, 2003, June 30, 2003 and September 30, 2002 are 12,600, 13,300 and 13,400 customers, respectively, that receive digital video service directly through satellite transmission. Additionally, 121,000 of our digital video customers have been added during this quarter pursuant to promotional programs which include the initial two months of service for free. There is no assurance that they will remain as customers once the period of free service expires.

(h) As noted above, all of these customers also receive video service and are included in the video statistics above, except that the video statistics do not include approximately 54,800, 52,000 and 50,300 of these customers at September 30, 2003, June 30, 2003 and September 30, 2002, respectively, who were high-speed data only customers. Additionally, 103,800 of our high-speed data customers have been added during this quarter pursuant to promotional programs which include the initial two months of service for free. There is no assurance that they will remain as customers once the period of free service expires.

(i) During the first three quarters of 2002, commercial high-speed data customers were calculated on an Equivalent Modem Unit or EMU basis, which involves converting commercial revenues to residential customer counts. Given the growth plans for our commercial data business, we do not believe that converting commercial revenues to residential customer counts is the most meaningful way to disclose or describe this growing business. We, therefore, excluded 85,500 EMUs that were previously reported in our September 30, 2002 customer totals for comparative purposes.

(j) Telephony customers include all households purchasing telephone service.

(k) Revenue generating units represent the sum total of all primary analog video, digital video, high-speed data and telephony customers (including those under promotional pricing programs that may not generate cash revenues initially or at all), not counting additional outlets within one household. For example, a customer who receives two types of services (such as analog video and digital video) would be treated as two revenue generating units, and if that customer added on high-speed data service, the customer would be treated as three revenue generating units. This statistic is computed in accordance with the guidelines of the NCTA that have been adopted by eleven publicly traded cable operators (including Charter) as an industry standard.

(l) Homes passed represents our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by the cable distribution network in the areas in which we offer the service indicated. Homes passed excludes commercial units passed by the cable distribution network. The figures in this table reflect an increase at September 30, 2003 in our estimated homes passed from that previously reported for June 30, 2003. This increase is in part due to a refinement of methods used to estimate homes passed and in part due to line mileage within our network that was not previously reflected.

(m) Penetration represents customers as a percentage of homes passed.

(n) Average monthly revenue represents quarterly revenue for the service indicated divided by three divided by average number of customers for the service indicated during the respective quarter.

(o) Represents the number of digital video customers as a percentage of analog video customers.

Addendum to Charter Communications, Inc. Earnings Release
Three and Nine Months Ended September 30, 2003

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(DOLLARS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Adjusted EBITDA	$488	$466	$1,443	$1,339
Depreciation and amortization	(362)	(374)	(1,118)	(1,061)
Option compensation expense, net	(1)	(1)	(1)	(4)
Special charge, net	(8)	—	(18)	(1)

Income from operations	$117	$91	$306	$273

Adjusted EBITDA	$488	$466	$1,443	$1,339
Less: Interest on cash pay obligations (a)	(279)	(279)	(844)	(823)
Less: Purchases of property, plant and equipment	(239)	(550)	(503)	(1,588)

Free cash flow	(30)	(363)	96	(1,072)
Purchase of property, plant and equipment	239	550	503	1,588
Special charges, net	(8)	—	(18)	(1)
Other, net	(3)	(3)	(5)	(5)
Change in operating assets and liabilities	155	101	62	12

Net cash flows from operating activities	$353	$285	$638	$522

(a) Interest on cash pay obligations excludes accretion of original issue discounts on certain debt securities and amortization of deferred financing costs that are reflected as interest expense in our statement of operations.

The above schedules are presented in order to reconcile operating cash flow and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Earnings Release
Three and Nine Months Ended September 30, 2003

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(DOLLARS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Customer premise equipment (a)	$118	$182	$253	$593
Scalable infrastructure (b)	15	60	35	179
Line extensions (c)	38	26	69	69
Upgrade/Rebuild (d)	33	214	76	558
Support capital (e)	35	68	70	189

Total capital expenditures (f)	$239	$550	$503	$1,588

(a) Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d) Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e) Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f) Represents all capital expenditures made during the three and nine months ended September 30, 2003 and 2002, respectively.

Addendum to Charter Communications, Inc. Earnings Release
Three and Nine Months Ended September 30, 2003